AMENDMENT NO. 2 TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
OCI RESOURCES LP
November 5, 2015
This Amendment No. 2 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of OCI Resources LP (the “Partnership”), dated as of September 18, 2013 (as amended by Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of the Partnership on May 2, 2014, (the “Partnership Agreement”) is hereby adopted effective as of the date hereof by OCI Resource Partners LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Partnership Agreement. Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” in the Partnership Agreement shall, from and after the effective date of this Amendment, refer to the Partnership Agreement as amended by this Amendment.
WHEREAS, Section 2.2 of the Partnership Agreement provides that the General Partner may change the name of the Partnership at any time and from time to time;
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as otherwise permitted by the Partnership Agreement); and
WHEREAS, acting pursuant to the power and authority granted to it under Sections 2.2 and 13.1(d)(i) of the Partnership Agreement, the General Partner has determined (i) to change the name of the Partnership and (ii) that the following amendments to the Partnership Agreement do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1. Amendments.
(a)The definition of “Omnibus Agreement” in Section 1.1 of the Partnership Agreement is hereby deleted in its entirety and the following definition shall be substituted in its place:
“Omnibus Agreement” means and includes references to both (i) that certain Omnibus Agreement, dated as of September 18, 2013, among OCI Enterprises, the General Partner and the Partnership, as such agreement was amended, restated and renamed by that certain Indemnification Agreement, dated as of October 23, 2015 and (ii) that certain Services Agreement, dated as of October 23, 2015, among OCI Chemical, the General Partner and the Partnership, in each case as the context of the Partnership Agreement shall require.

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(b)The definition of “Partnership” in Section 1.1 of the Partnership Agreement is hereby deleted in its entirety and the following definition shall be substituted in its place:
“Partnership” means Ciner Resources LP, a Delaware limited partnership.
(c)The first sentence of Section 2.2 of the Partnership Agreement is hereby amended to read:
“The name of the Partnership shall be “Ciner Resources LP”.”
(d)All other references to “OCI Resources LP” in the Partnership Agreement shall be deemed to refer to “Ciner Resources LP.”
(e)All references to “OCI Enterprises Inc.” in the Partnership Agreement shall be deemed to refer to “Ciner Enterprises Inc.”
(f)All references to “OCI Chemical Corporation” in the Partnership Agreement shall be deemed to refer to “Ciner Resources Corporation.”
(g)All references to “OCI Wyoming Holding Co.” in the Partnership Agreement shall be deemed to refer to “Ciner Wyoming Holding Co.”
(h)All references to “OCI Resource Partners LLC” in the Partnership Agreement shall be deemed to refer to “Ciner Resource Partners LLC.”
Section 2. Except as expressly modified and amended herein, the Partnership Agreement shall remain unchanged and in full force and effect.
Section 3. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

OCI RESOURCES LP

By:    OCI Resource Partners LLC, its general partner

/s/ Kevin Kremke
By:_Name: Kevin Kremke
Title: Chief Financial Officer

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Amendment to OCI Resources LP
First Amended and Restated Agreement of Limited Partnership